Exhibit 10.3

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Unit Award subject to the terms and conditions of the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	June 1, 2017

Total number of Restricted Stock Units:

1.  Restricted Stock Unit Award.  Pursuant to the Plan, you are hereby granted a Restricted Stock Unit Award (“Award”), subject to the terms and conditions of this Award Agreement and the Plan.  Accordingly, you are hereby granted the aggregate number of Restricted Stock Units (“RSUs”) set forth above, subject to the restrictions and conditions set forth in this Award Agreement.

2.  Restricted Period.  Upon the expiration of the Restricted Period (as described in the chart below) applicable to the number of RSUs specified in the chart below, you shall receive one share of Common Stock for each RSU for which the Restricted Period has expired.  For purposes of this Award Agreement, the Restricted Period shall mean the period beginning on the date of this Award set forth above and ending as set forth below:

Number of RSUs that Vest	Restricted Period Expiration
25% of the total number of RSUs	June 1, 2018
25% of the total number of RSUs	June 1, 2019
25% of the total number of RSUs	June 1, 2020
25% of the total number of RSUs	June 1, 2021

Except as otherwise provided in Section 8.02(f) or Section 12.02 of the Plan, in the event of your termination of employment with the Company or a Subsidiary for any reason (other than due to Disability (as defined below), death, or (with Committee approval) your retirement) prior to the expiration of the Restricted Period for any RSUs, you shall forfeit to the Company all RSUs for which the Restricted Period has not expired and the right to receive any Common Stock with respect to such RSUs.  If you separate from service with the Company or a Subsidiary due to Disability, death, or (with Committee approval) your retirement prior to the end of the Restricted Period for any RSUs, your Restricted Stock Unit Award shall vest in full.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

3.  Shareholder Status.  You shall not have any voting or other ownership rights in the Company arising from the grant of RSUs under this Agreement, unless and until such RSUs are settled pursuant to Section 4, below.  Further, you shall not be entitled to dividend equivalents during the period you hold RSUs.

4.  Settlement and Delivery.  As soon as administratively practicable after the expiration of the Restricted Period, the Company shall ascribe to you (or, in the event of your death, your beneficiary) a share of Common Stock for each RSU that vests as a result of the expiration of the Restricted Period in a book entry on the records kept by the Company’s transfer agent or such other method of delivering shares of Common Stock subject to this Award, as determined by the Committee.

5.  Transfer.  This Restricted Stock Unit Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award or this Award Agreement shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring the shares of Common Stock issued hereunder after the expiration of the Restricted Period.

6.  No Obligation of Employment.  This Restricted Stock Unit Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

7.  Controlling Provisions; Plan Controls. In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.   This Award Agreement is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

8.  Change in Control.  The vesting of the Award in the event of a Change in Control is governed by Section 12.02 of the Plan.

9.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued as a result of the vesting of any Award or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

10.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

11.  Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

12.  Taxes.  The Company may require payment of or withhold any tax which it believes is required as a result of the Award and/or the issuance of Common Stock resulting from the vesting of the RSUs that are the subject of this Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

13.  Personal Information.  Solium Capital LLC and Wells Fargo Bank, N.A. assist the Company in the operation of the Plan and the administration of the Restricted Stock Unit Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Restricted Stock Unit Award under this Award Agreement with both Solium Capital LLC and Wells Fargo Bank, N.A.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Unit Award awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of June 1, 2017.

MODINE MANUFACTURING COMPANY

By:	/s/ Thomas A. Burke
Thomas A. Burke
President and Chief Executive Officer